Exhibit 23.1

Consent of Independent Registered Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261724) of Scully Royalty Ltd. of our report dated April 29, 2022, with respect to the consolidated financial statements of the Company, which is included in this Annual Report on Form 20-F.

/s/ Smythe LLP

Smythe LLP

Chartered Professional Accountants

Vancouver, British Columbia

April 29, 2022